UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 22, 2009
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11727 (Commission File Number)	73-1493906 (IRS Employer Identification Number)
3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On September 21, 2009, Energy Transfer Partners, L.P. (the “Partnership”) announced that the Federal Energy Regulatory Commission (FERC) has approved the settlement agreement entered into with the Enforcement Litigation Staff of the FERC on August 26, 2009 with respect to the pending FERC claims against the Partnership. The settlement agreement provides that ETP will make a $5 million payment to the Federal Government and the FERC will dismiss all claims against ETP. Separate from the payment to the federal government, ETP also will establish a $25 million fund for the purpose of settling related third party claims against ETP. This fund amount will be paid into a specific account held by a financial institution selected by mutual agreement of ETP and the FERC Enforcement Litigation Staff. An administrative law judge appointed by FERC will determine the validity of any third party claim against this fund. Any party who receives money from this fund will be required to waive all claims against ETP related to this matter. Management of ETP believes that the application of this fund should allow ETP to resolve the existing litigation against it related to this matter.

     Pursuant to the settlement agreement, FERC will make no findings of fact or conclusions of law. In addition, the settlement agreement specifies that ETP does not admit or concede to FERC or any third party any actual or potential fault, wrongdoing or liability in connection with its alleged conduct related to the FERC claims.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
	By:	Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner

Date: September 22, 2009		/s/ Thomas P. Mason
Thomas P. Mason
Vice President and General Counsel